Exhibit 10-3

AWARD AGREEMENT

PERFORMANCE SHARES

The Executive Compensation Committee of the Gannett Board of Directors has approved your opportunity to receive Performance Shares (referred to herein as “Performance Shares”) under the 2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010), as set forth below.

This Award Agreement and the enclosed Terms and Conditions effective as of ________, ____, constitute the formal agreement governing this award.

Please sign both copies of this Award Agreement to evidence your agreement with the terms hereof. Keep one copy and return the other to the undersigned.

Please keep the enclosed Terms and Conditions for future reference.

______________________________________________________________________________________________________

Employee:                        Location:
Grant Date:

Performance Period Commencement Date:

Performance Period End Date:

Performance Share Payment Date:

Target Number of Performance Shares: _____*

* The actual number of Performance Shares you may receive will be adjusted upward or downward depending on the Company's performance versus certain designated companies and your continued employment with the Company, as more fully explained in the enclosed Terms and Conditions.
_____________________________________________________________________________________

Gannett Co., Inc.

________________________________        By: __________________________
Employee's Signature                 Kevin E. Lord
Senior Vice President/Human Resources

PERFORMANCE SHARES
TERMS AND CONDITIONS
Under the
Gannett Co., Inc.
2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010)

These Terms and Conditions, dated _________, ____, govern the right of the employee (the “Employee”) designated in the Award Agreement dated coincident with these Terms and Conditions to receive Performance Shares (referred to herein as “Performance Shares”). Generally, the Employee will not receive any Performance Shares unless the specified service and performance requirements set forth herein are satisfied. The Performance Shares are granted under, and are subject to, the Gannett Co., Inc. (the “Company”) 2001 Omnibus Incentive Compensation Plan (Amended and Restated as of May 4, 2010) (the "Plan"). Terms used herein that are defined in the Plan shall have the meaning ascribed to them in the Plan. If there is any inconsistency between these Terms and Conditions and the terms of the Plan, the Plan's terms shall supersede and replace the conflicting terms herein.
1.    Grant of Performance Shares. Pursuant to the provisions of (i) the Plan, (ii) the individual Award Agreement governing the grant, and (iii) these Terms and Conditions, the Employee may be entitled to receive Performance Shares. Each Performance Share that becomes payable shall entitle the Employee to receive from the Company one share of the Company's common stock ("Common Stock") upon the expiration of the Incentive Period. The actual number of Performance Shares an Employee will receive will be calculated in the manner described in these Terms and Conditions, including Exhibit A, and may be different than the Target Number of Performance Shares set forth in the Award Agreement.
2.    Incentive Period. Except as otherwise provided in Section 13 below, the Incentive Period in respect of the Performance Shares shall commence on the Performance Period Commencement Date specified in the Award Agreement and end on the Performance Period End Date specified in the Award Agreement.
3.    No Dividend Equivalents. No dividend equivalents shall be paid to the Employee with regard to the Performance Shares.

4.    Delivery of Shares. The Company shall deliver to the Employee a certificate or certificates, or at the election of the Company make an appropriate book-entry, for the number of shares of Common Stock equal to the number of Performance Shares that have been earned based on the Company's performance during the Incentive Period as set forth in Exhibit A and satisfaction of the terms and conditions set forth herein, which number of shares shall be reduced by the value of all taxes which the Company is required by law to withhold by reason of such delivery. Such delivery shall take place on the Performance Share Payment Date. An Employee shall have no further rights with regard to the Performance Shares once the underlying shares of Common Stock have been delivered.
5.    Forfeiture and Cancellation of Right to Receive Performance Shares.
(a)    Termination of Employment. Except as provided in Sections 6, 13 and 14 below an Employee's right to receive Performance Shares shall automatically be cancelled upon the Employee's termination of employment (as well as an event that results in the Employee's employer ceasing to be a subsidiary of the Company) prior to the Performance Period End Date, and in such event the Employee shall not be entitled to receive any shares of Common Stock in respect thereof.
(b)    Forfeiture of Performance Shares/Recovery of Common Stock. Pursuant to its recoupment policy, the Company may forfeit an Employee's Performance Shares or recover shares of Common Stock issued in connection with a Performance Share. Generally, under the Company's recoupment policy, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, and the Committee determines that:
(i)the fraud or intentional misconduct of the Employee contributed (either directly or indirectly) to the noncompliance that resulted in the obligation to restate the Company's financial statements; and
(ii)a lower award of Performance Shares would have been made to the Employee had it been based upon the restated financial results;

then the Company may, to the extent permitted by applicable law, and subject to the approval of the Committee, forfeit Performance Shares awarded to the Employee or seek to recoup shares of Common Stock issued in connection with Performance Shares in excess of the amount that would have been received under the accounting restatement. In each such instance, the Company may seek to forfeit the Employee's relevant Performance Shares or seek to recover the relevant Common Stock issued in connection with a Performance Share granted or issued during the three-year period preceding the date the Company is required to prepare the accounting restatement, regardless of whether the Employee is then employed by the Company. In addition, the Company may assert any other remedies that may be available to the Company, including, without limitation, those available under Section 304 of the Sarbanes-Oxley Act of 2002.
6.    Death, Disability, Retirement. Except as provided in Sections 13 or 14 below, in the event that the employment of the Employee shall terminate prior to the Performance Period End Date by reason of death, permanent disability (as determined under the Company's Long Term Disability Plan), termination of employment after attaining age 65, or termination of employment after both attaining age 55 and completing at least 5 years of service, the Employee (or in the case of the Employee's death, the Employee's estate or designated beneficiary) shall be entitled to receive at the Performance Share Payment Date the number of shares of Common Stock equal to the product of (i) the total number of shares in respect of such Performance Shares which the Employee would have been entitled to receive upon the expiration of the Incentive Period had the Employee's employment not terminated, and (ii) a fraction, the numerator of which shall be the number of full calendar months between the Performance Period Commencement Date and the date that employment terminated, and the denominator of which shall be the number of full calendar months from the Performance Period Commencement Date to the Performance Period End Date. . [Alternative Section 6 for awards of Performance Shares to the Company's CEO: Termination of Employment. Any right to receive Performance Shares shall not be partially or fully cancelled upon a voluntary or involuntary termination of employment during the Incentive Period.

Instead, the Employee's right to receive Performance Shares will be determined assuming that the Employee remains in continuous employment through the Incentive Period.]
7.    Non-Assignability. Performance Shares may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Performance Shares be made subject to execution, attachment or similar process.
8.    Rights as a Shareholder. The Employee shall have no rights as a shareholder by reason of the Performance Shares.
9.    Discretionary Plan; Employment. The Plan is discretionary in nature and may be suspended or terminated by the Company at any time. With respect to the Plan, (a) each grant of Performance Shares is a one-time benefit which does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares; (b) all determinations with respect to any such future grants, including, but not limited to, the times when the Performance Shares shall be granted, the number of Performance Shares, and the Incentive Period, will be at the sole discretion of the Company; (c) the Employee's participation in the Plan shall not create a right to further employment with the Employee's employer and shall not interfere with the ability of the Employee's employer to terminate the Employee's employment relationship at any time with or without cause; (d) the Employee's participation in the Plan is voluntary; (e) the Performance Shares are not part of normal and expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payment, bonuses, long-service awards, pension or retirement benefits, or similar payments; and (f) the future value of the Performance Shares is unknown and cannot be predicted with certainty.
10.    Effect of Plan and these Terms and Conditions. The Plan is hereby incorporated by reference into these Terms and Conditions, and these Terms and Conditions are subject in all respects to the provisions of the Plan, including without limitation the authority of the Executive Compensation Committee of the Company (the "Committee") in its sole discretion to make interpretations and other determinations with respect to all matters relating to the applicable Award Agreements, these Terms and

Conditions, the Plan and awards made pursuant thereto. These Terms and Conditions shall apply to the grant of Performance Shares made to the Employee on the date hereof and shall not apply to any future grants of Performance Shares made to the Employee.
11.    Notices. Notices hereunder shall be in writing and if to the Company shall be addressed to the Secretary of the Company at 7950 Jones Branch Drive, McLean, Virginia 22107, and if to the Employee shall be addressed to the Employee at his or her address as it appears on the Company's records.
12.    Successors and Assigns. The applicable Award Agreement and these Terms and Conditions shall be binding upon and inure to the benefit of the successors and assigns of the Company and, to the extent provided in Section 6 hereof, to the estate or designated beneficiary of the Employee.
13.    Change in Control Provisions.
Notwithstanding anything to the contrary in these Terms and Conditions, the following provisions shall apply to the right of an Employee to receive Performance Shares under the attached Award Agreement.
(a)    Definitions.
As used in Article 15 of the Plan and in these Terms and Conditions, a “Change in Control” shall mean the first to occur of the following:
(i)    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or one of its affiliates or (iv) any acquisition pursuant to a transaction that complies with Sections 13(a)(iii)(A), 13(a)(iii)(B) and 13(a)(iii)(C);
(ii)    individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)    consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or entity resulting from such Business Combination (including, without limitation, a corporation or entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or any corporation or entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation or entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation or entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(b)    Acceleration Provisions. In the event of the occurrence of a Change in Control, the vesting of the Performance Shares shall be accelerated and, if such Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Code, there shall be paid out to the Employee within thirty (30) days following the effective date of the Change in Control, the full number of shares of Common Stock subject to the Performance Shares based on the Company's performance as of the date of the Change in Control as described in Exhibit A. In the event of the occurrence of a Change in Control that is not a “change in control event” within the meaning of Section 409A of the Code, the vesting of the Performance Shares shall be accelerated and the Performance Shares shall be paid out at the earlier of the Employee's termination of employment (subject to Section 17) or the Performance Share Payment Date.
(c) Legal Fees. The Company shall pay all legal fees, court costs, fees of experts and other costs and expenses when incurred by Employee in connection with any actual, threatened or contemplated litigation or legal, administrative or other proceedings involving the provisions of this Section 13, whether or not initiated by the Employee. The Company agrees to pay such amounts within 10 days following the

Company's receipt of an invoice from the Employee, provided that the Employee shall have submitted an invoice for such amounts at least 30 days before the end of the calendar year next following the calendar year in which such fees and disbursements were incurred.
14.    Employment Agreements or Similar Agreements. The provisions of Sections 5, 6 and 13 of these Terms and Conditions shall not be applied to or interpreted in a manner which would decrease the rights held by, or the payments owing to, an Employee under an employment agreement, termination benefits agreement or similar agreement with the Company that pre-exists the Grant Date and contains specific provisions applying to Plan awards in the case of any change in control or similar event or termination of employment, and if there is any conflict between the terms of such employment agreement or termination benefits agreement and the terms of Sections 5, 6 or 13, the employment agreement or termination benefits agreement shall control. [Additional language for awards of Performance Shares to the Company's CEO: For the avoidance of doubt, this award shall not be treated as an award under the Long Term Incentive Plan or any successor or replacement plan].
15.    Grant Subject to Applicable Regulatory Approvals. Any grant of Performance Shares under the Plan is specifically conditioned on, and subject to, any regulatory approvals required in the Employee's country. These approvals cannot be assured. If necessary approvals for grant or payment are not obtained, the Performance Shares may be cancelled or rescinded, or they may expire, as determined by the Company in its sole and absolute discretion.
16.    Applicable Laws and Consent to Jurisdiction. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in Virginia and agree that such litigation shall be conducted in the courts of Fairfax County, Virginia or the federal courts of the United States for the Eastern District of Virginia.

17.    Compliance with Section 409A. This Award is intended to comply with the requirements of Section 409A, and shall be interpreted and administered in accordance with that intent (e.g., the definition of “termination of employment” (or similar term used herein) shall have the meaning ascribed to “separation from service” under Section 409A). If any provision of these Terms and Conditions would otherwise conflict with or frustrate this intent, the provision shall not apply. If the Employee is a “specified employee” (within the meaning of Code Section 409A and the regulations and guidance issued thereunder (“Section 409A”)) and if delivery of shares is being made in connection with the Employee's separation from service other than by reason of the Employee's death, delivery of the shares shall be delayed until six months and one day after the Employee's separation from service with the Company (or, if earlier than the end of the six-month period, the date of the Employee's death).

Exhibit A
Performance Share Calculation

The number of Performance Shares to which the Employee will be entitled to receive if the Employee satisfies the applicable service requirements will be calculated based on how the Company's Total Shareholder Return compares to the Total Shareholder Return of the Comparator Companies during the Incentive Period (i.e., the Company's Total Shareholder Return will be ranked against the Total Shareholder Return of the Comparator Companies). Specifically, the Committee shall calculate the number of Performance Shares that may be paid to the Employee by multiplying the Employee's Target Number of Performance Shares by the applicable percentage determined under the following chart:

Company's Percentile in 3-Year TSR vs. Comparator Companies	Resulting Shares Earned (% of Target)	Value of Each Share Earned
90th or above	200%	Each share earned is also impacted by share price change during the cycle
70th	150%
50th	100%
30th	50%
<30th	—%
Straight-line interpolation between points

Total Shareholder Return will be calculated from the first day of the Incentive Period to the applicable measurement date. For purposes of calculating the payout, the Company's performance versus the Comparator Companies will be based on the average payout that would be made based on the Company's cumulative Total Shareholder Return relative to the Comparator Companies at the end of each of the last 4 quarters of the Incentive Period (i.e., the Company's Total Shareholder Return will be compared to the Total Shareholder Return of each Comparator Company on the last four quarters in the Incentive Period and the average of such results will be used to calculate the payout).

Other Rules:

1.    The maximum share price used to determine the value of the shares earned (but not the relative Total Shareholder Return calculation itself) will be 300% of the price of the shares on the Performance Period Commencement Date. For example, if (i) the Company's share price is $10 on the Performance Period Commencement Date, (ii) the Employee's Target Number of Shares is 100, (iii) the Employee earns 200% of the Target Number of Shares (or 200 shares), and (iv) the value of such shares on the Performance Share Payment Date is $50, the number of the shares will be reduced because the value of the shares on the Performance Share Payment Date exceeds 300% of the value of the shares on the Performance Period Commencement Date. Specifically, the award to the Employee would be reduced to 120 shares (i.e., (200 shares x (300% x $10)/$50)).
2.    Comparator Companies that are involved in bankruptcy proceedings (and thus no longer traded on a national securities exchange) during the Incentive Period will remain in the group at -100% Total Shareholder Return.
3.    Comparator Companies that are acquired will be treated in one of two ways:
(a)    If acquired during the first year of the Incentive Period, the Comparator Company will be excluded from all calculations.

(b)    If acquired after the first year of the Incentive Period, the positioning of the Comparator Company will be fixed above or below the Company based on the Company's and the Comparator Company's Total Shareholder Returns through the day preceding the acquisition announcement, provided that for purposes of the Total Shareholder Return calculation, the Comparator Company's share price will be based on its average closing price during the 20 consecutive trading days ending on (and including) the trading day prior to the announcement of the acquisition.

Definitions:

Total Shareholder Return means a fraction whose numerator is the stock price change plus dividends paid on such stock (which are assumed to be reinvested in the stock) and whose denominator is the stock price on the Performance Period Commencement Date.

Comparator Companies means the New York Times Co. (NYT), McClatchy Co. (MNI), E.W. Scripps (SSP), Media General (MEG), A.H. Belo Corp. (AHC), Journal Communications Inc. (JRN), Belo Corp. (BLC), Washington Post (WPO), Meredith Corp. (MDP), News Corp. (NWSA), Yahoo Inc. (YHOO), Discovery Communications (DISCA), and Monster Worldwide Inc. (MWW).

Change In Control

In the event of a Change in Control to the Company and provided that the Employee's right to receive Performance Shares has not previously been cancelled, the number of Performance Shares an Employee may be paid will be calculated based on the Company's relative Total Shareholder Return positioning on the date of the Change in Control and there will be no four quarter averaging. Notwithstanding the foregoing, if the Change in Control occurs in the first six (6) months of the Incentive Period, the Employee will, instead, receive the Target Number of Performance Shares as set forth in the Employee's Award Agreement; provided that the Employee's right to receive Performance Shares has not previously been cancelled.

Code Section 162(m)
This Award is intended to comply with the requirements of Internal Revenue Code Section 162(m) and the provisions of this Award shall be interpreted and administered consistently with that intent. In that light, the following rules shall apply to the award:

(a)
The Committee shall have the authority to adjust the number of Performance Shares that are payable under the Award Agreement, adjust the Total Shareholder Return calculations or alter the methodology for calculating the number of Performance Shares to the extent permitted by Code Section 162(m) and the Plan, including the effects of a stock split, reverse stock split, stock dividend, spin-off or similar transaction.

(b)
The aggregate grant with respect to awards of Performance Shares or Restricted Stock Units made in any one fiscal year to any one participant under the Plan may not exceed the value of five hundred thousand (500,000) Shares.

(c)
Before any Performance Shares are paid to the Employee, the Committee will certify, in writing, the Company's satisfaction of the pre-established performance target and the number of Performance Shares payable to the Employee.